SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

We are filing these additional soliciting materials to request the support of our stockholders at the 2015 Annual Meeting by voting in accordance with the recommendation of our Board of Directors (the “Board”), in particular with respect to the re-election of Hakan Bjorklund to the Board. In 2014, Mr. Bjorklund attended 73% of the meetings of the Board and the committee on which he served, just below the 75% attendance criteria required by certain institutional investors in voting on the re-election of a director. It should be noted that our Board is highly active. Mr. Bjorklund attended 19 meetings during 2014, a number which significantly exceeds the average number of combined board and compensation committee meetings held by the 18 companies in our peer group, and he also acted upon a number of important matters by way of unanimous written consent. We believe that, considering all relevant facts and metrics, Mr. Bjorklund has demonstrated significant engagement in his role and a commitment to the Company and that his re-election and continued service is in the best interest of our stockholders.

In addition, Mr. Bjorklund has recently pledged to the Board that he will attend at least 75% of all meetings of the Board and the committee on which he serves during 2015, unless he is unable to do so by reason of illness or family emergency, and that if he defaults on this pledge he will not stand for re-election at the Company’s 2016 Annual Meeting of Stockholders.